EXHIBIT 99.1

QCR Holdings, Inc. Announces Sale of Austin, MN Branch Offices of Community National Bank to Eastwood Bank

MOLINE, Ill., July 8, 2013 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced the signing of a definitive agreement whereby Eastwood Bank, Rochester, Minnesota will acquire certain assets and liabilities of the two Austin, Minnesota branches of Community National Bank. Eastwood Bank will acquire deposits of approximately $36.8 million and loans of approximately $30.8 million. The proposed transaction, which is subject to regulatory approval and customary closing conditions, is expected to be completed in the fourth quarter of 2013.

"Eastwood Bank was looking to expand its presence into Austin before QCR's acquisition of Community National Bank was announced. Community National Bank and Eastwood Bank share a similar business model and culture, making this agreement a mutually beneficial transaction," stated Douglas M. Hultquist, President and Chief Executive Officer of QCR Holdings, Inc.

"This is an exciting time for our organization as Eastwood Bank expands our reach into Austin," said David J. Talen, President, Eastwood Financial Corporation. "We are excited to introduce Eastwood Bank to the residents and businesses in the Austin area. We look forward to continuing to offer the best products and services available and we are committed to providing the exceptional customer service that Community National Bank customers are used to. We also look forward to welcoming aboard the dedicated staff from Community National Bank and the customers they have served."   The Oak Ridge Financial Services Group acted as an advisor to Eastwood Bank.

About QCR Holdings, Inc.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, Rockford, Waterloo, Cedar Falls, Mason City and Austin, MN communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, based in Bettendorf, Iowa commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa commenced operations in 2001, Rockford Bank & Trust Company, based in Rockford, Illinois commenced operations in 2005, and Community National Bank, based in Waterloo, Iowa commenced operations in 1997, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

About Community National Bank

Community National Bank, headquartered in Waterloo, Iowa, serves the Waterloo, Cedar Falls, Mason City, Iowa and Austin, Minnesota markets. Community National Bank commenced operations in 1997 with one location in Waterloo and one in Cedar Falls. Community National Bank currently has six Iowa locations – two in Waterloo, two in Cedar Falls and two in Mason City. Community Bank, Austin joined in 2004 serving the southern Minnesota region with two locations. In 2012, Community Bank, Austin merged with Community National Bank. Community National Bancorporation and Community National Bank became a wholly owned subsidiary of QCR Holdings, Inc. on May 13, 2013.

About Eastwood Bank

Eastwood Bank has been serving customers in Southeast Minnesota since 1903 and continues to be locally owned and operated. Eastwood Bank is committed to providing innovative products and services for their customers' success. As of June 30, 2013 the bank held over $595 million in assets and employed 180 people at 11 locations in Southeast Minnesota.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the companies and their management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the companies. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the companies' management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the companies undertake no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the companies to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the companies' general business, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iii) changes in interest rates and prepayment rates of the companies' assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii)  unexpected outcomes of existing or new litigation involving the companies; (ix) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

CONTACT: Todd A. Gipple, Executive Vice President
         Chief Operating Officer and Chief Financial Officer
         QCR Holdings, Inc.
         (309) 743-7745

         David J. Talen, President
         Eastwood Financial Corporation
         (507) 252-2880